Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS TO PRESENT AT

BANC OF AMERICA SECURITIES CONFERENCE

RALEIGH, NC, July 21, 2005 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that the Company will present at the Banc of America Securities 2005 Specialty Pharmaceuticals Conference in Southampton, NY on Thursday, July 28 at 12:45 p.m. ET.

Interested parties can access a live audio web cast of the presentation at http://www.salix.com. A replay of the presentation will be available at the same location.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. Salix markets COLAZAL®, XIFAXAN™, AZASAN®, ANUSOL-HC® and PROCTOCORT®. A granulated mesalamine product also is under development. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

In connection with the merger between Salix and InKine, on July 18, 2005 Salix filed with the SEC a registration statement on Form S-4, containing a preliminary joint proxy statement/prospectus and other relevant materials. INVESTORS AND SECURITY HOLDERS OF SALIX AND INKINE ARE URGED TO READ THE DEFINITIVE JOINT PROXY

STATEMENT / PROSPECTUS AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SALIX, INKINE AND THE MERGER. The joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Salix or InKine with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents (when they are available) filed with the SEC by Salix by directing a request to: Salix Pharmaceuticals, Ltd., 1700 Perimeter Park Drive, Morrisville, North Carolina 27560, Attn: Investor Relations. Investors and security holders may obtain free copies of the documents filed with the SEC by InKine by contacting InKine Pharmaceutical Company, Inc., 1787 Sentry Parkway West, Building 18, Suite 440, Blue Bell, Pennsylvania 19422, Attn: Investor Relations.

Salix, InKine and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Salix and InKine in favor of the merger. Information about the executive officers and directors of Salix and their ownership of Salix common stock is set forth in the proxy statement for Salix’s 2005 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2005. Information about the executive officers and directors of InKine and their ownership of InKine common stock is set forth in the proxy statement for InKine’s 2005 Annual Meeting of Stockholders, which was filed with the SEC on May 2, 2005. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests of Salix, InKine and their respective executive officers and directors in the merger by reading the joint proxy statement/prospectus regarding the merger when it becomes available.